Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 T 214.238.5700 F 214.238.5701

Capital Southwest Supports Centre Lane Partners’ Acquisition of Zenfolio

Dallas, Texas – September 27, 2017 – Capital Southwest Corporation (“Capital Southwest”; Nasdaq: CSWC) announced today that it supported the recent acquisition of Zenfolio Inc. (“Zenfolio”) by Centre Lane Partners (“Centre Lane”) with a first lien term loan and a revolving credit facility.  Capital Southwest serves as the sole administrative agent on the credit facility and made an equity co-investment in the transaction. Eagle Hill Advisors was a co-investor in the term loan.

"We are pleased to have the opportunity to partner with Centre Lane on the acquisition of Zenfolio" said Josh Weinstein, Managing Director of Capital Southwest.  “We think Zenfolio offers a unique solution to professional photographers and believe Centre Lane is the right partner for the company as it transitions to a standalone business from Art.com.”

Zenfolio, headquartered in Menlo Park, California, is a software platform for professional and amateur photographers to showcase, manage and monetize their work with a comprehensive feature set, including a suite of marketing tools that saves time, increases efficiency and allows them to focus on photography.

About Capital Southwest

Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, Internally Managed Business Development Company which has net assets of approximately $287 million as of June 30, 2017.  Capital Southwest is a middle-market lending firm focused on supporting the acquisition and growth of middle market businesses.  Capital Southwest makes investments ranging from $5 to $20 million in securities across the capital structure, including first lien, unitranche, second lien, subordinated debt and non-control equity co-investments.  As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements

This press release contains historical information and forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 with respect to the business and investments of Capital Southwest. Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to changes in the markets in which Capital Southwest invests, changes in the financial and lending markets, regulatory changes, tax treatment and general economic and business conditions.

Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2017 and subsequent filings with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:

Michael S. Sarner, Chief Financial Officer

214-884-3829